Exhibit 24

Turner, Jones & Associates, PLLLC
108 Center Street, North, 2nd Floor
Vienna, VA  22180
703-242-6500
703-242-1600-fax

May 13, 2011

Next Generation Energy Corp.
Lorton, Virginia

As independent auditors of Next Generation Energy Corp. we hereby consent to the incorporation of our audit report dated May 13, 2011 relating to the consolidated balance sheets of Next Generation Media Corporation as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2010 and 2009, in the company’s annual report on Form 10-K for the year ended December 31, 2010, and the incorporation by reference of such audit report in the Form S-8 Registration Statement of the company filed October 22, 2010.

/s/ Turner, Jones & Associates, PLLC

Vienna, Virginia
May 13, 2011